UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 2, 2015

URBAN BARNS FOODS INC.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation or organization)

000-53942
(Commission File Number)

20-0215404
(IRS Employer Identification No.)

13,000 Chemin Bélanger
Mirabel, Québec, Canada J7J 2N8
(Address of principal executive offices)

Registrant’s telephone number, including area code: 450-434-4344

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

On December 2, 2015, Horst Hueniken tendered his resignation as the President, Chief Executive Officer, Secretary, Treasurer and a director of Urban Barns Foods Inc. (the “Company”), as well as all officer and director positions with the Company’s subsidiaries. Mr. Hueniken’s resignation was not due to any disagreement with the Company regarding its operations, policies, practices or otherwise.

On the same day, the Board of Directors of the Company, which currently consists of Jeremy Kendall and Robyn Jackson, appointed Mr. Jackson to fill the officer vacancies caused by Mr. Hueniken’s resignation.

There are no family relationships between Mr. Jackson and any director, executive officer or person nominated or chosen by the Company to become a director or executive officer. The Company has not entered into any material plan, contract or arrangement with Mr. Jackson relating to his services as an officer of the Company.

There have been no transactions since the beginning of the Company’s last fiscal year or any currently proposed transactions in which the Company is, or plans to be, a participant and the amount involved exceeds the lesser of $120,000 or 1% of the average of its total assets at year end for the last two completed fiscal years, and in which Mr. Jackson had or will have a direct or indirect material interest.

Robyn Jackson, President, Chief Executive Officer, Secretary, Treasurer, Director

Mr. Jackson, age 69, has been a director of the Company since December 4, 2009.

Mr. Jackson founded Robyn’s Transportation & Distribution Services Ltd. (formerly Robyn’s Trucking) in Alberta, Canada in 1976, served as its President and Chief Executive Officer for 33 years and built the company into a niche refrigerated shipper of food and propagated plants, with annual revenues of more than CAD$17 million. Mr. Jackson’s former company owned five refrigerated distribution facilities across Western Canada, employed more than 60 professional drivers and shipped food products and plants to all Wal-Mart, Sobeys and Canadian Tire stores in Canada located west of Thunder Bay, Ontario. It also delivered goods to Canadian Superstore and Safeway warehouses across Western Canada.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: December 8, 2015	Urban Barns Foods Inc.
(Registrant)

	By:	/s/ Robyn Jackson
Robyn Jackson
President, Chief Executive Officer, Secretary,
Treasurer, Director